Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Kim P. Feazle
Investor Relations
(713) 610-9937
(213) 576-2428
kfeazle@rsac.com
investor@rsac.com

RELIANCE STEEL & ALUMINUM CO. ACQUIRES

DIAMOND CONSOLIDATED INDUSTRIES, INC. AND AFFILIATES

Los Angeles, CA — October 1, 2010 — Reliance Steel & Aluminum Co. (NYSE:RS) announced today that it has acquired the outstanding capital securities of Diamond Consolidated Industries, Inc. and affiliated companies effective today. The operating entities consist of Diamond Manufacturing Company located in Wyoming, Pennsylvania and Diamond Manufacturing Midwest in Michigan City, Indiana that specialize in the manufacture and sale of specialty engineered perforated materials; Perforated Metals Plus, a distributor of perforated metals located in Charlotte, North Carolina; and Dependable Punch Corporation, a manufacturer of custom punches for tools and dies also located in Wyoming, Pennsylvania. The original business was founded in 1915. The combined sales of Diamond and its affiliated companies for the nine months ended September 30, 2010 were approximately $75 million. All the businesses will operate as divisions of Diamond Manufacturing Company, that will operate as a subsidiary of Reliance Steel & Aluminum Co. Current management will remain in place with Charles (Rusty) D. Flack, Jr. serving as Chief Executive Officer of Diamond. Terms were not disclosed.

“We are very pleased to have Diamond join the Reliance family of companies. We believe they are the premier perforated metals specialists in the United States. In addition to expanding Reliance’s product line into perforated metals, it also enhances our processing breadth with high value-added services,” said David H. Hannah, Chairman and CEO of Reliance.

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Reliance Steel & Aluminum Co., headquartered in Los Angeles, California, is the largest metals service center company in North America. Through a network of more than 200 locations in 38 states and Belgium, Canada, China, Malaysia, Mexico, Singapore, South Korea, and the United Kingdom, the Company provides value-added metals processing services and distributes a full line of over 100,000 metal products to more than 125,000 customers in a broad range of industries.

Reliance Steel & Aluminum Co.’s press releases and additional information are available on the Company’s web site at www.rsac.com. The Company was named to the 2010 “Fortune 500” List, the 2009 Forbes “America’s Best Managed Companies” List, the 2010 Fortune List of “The World’s Most Admired Companies,” and the 2009 Forbes “Platinum 400 List of America’s Best Big Companies.”

This release may contain forward-looking statements. Actual results and events may differ materially as a result of a variety of factors, many of which are outside of Reliance Steel & Aluminum Co.’s control. Risk factors and additional information are included in Reliance Steel & Aluminum Co.’s reports on file with the Securities and Exchange Commission, including Reliance Steel & Aluminum Co.’s Annual Report on Form 10-K for the year ended December 31, 2009 and Quarterly Report on Form 10-Q for the quarters ended March 31, 2010 and June 30, 2010.

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